Exhibit 99.1

FOR IMMEDIATE RELEASE
October 23, 2014

Contacts:     Melanie J. Dressel,
President and
Chief Executive Officer
(253) 305-1911

Clint E. Stein,
Executive Vice President
and Chief Financial Officer
(253) 593-8304

Columbia Banking System Announces Third Quarter 2014 Earnings

Highlights

•	Announced merger agreement with Intermountain Community Bancorp

•	Net income of $21.6 million and diluted earnings per share of $0.41, up from net income of $21.2 million and diluted earnings per share of $0.40 at June 30, 2014.

•	Loan production of over $250 million during the quarter, resulting in annualized noncovered loan growth of over 11% for the current period

•	Core deposit growth of $255 million, or 17% annualized, during the quarter

•	Nonperforming assets to period end noncovered assets reduced to 0.53%, a decrease of 31 basis points from year end and a decrease of 12 basis points from June 30, 2014

•	CEO Melanie Dressel named one of American Banker’s Most Powerful Women in Banking

TACOMA, Washington, October 23, 2014 -- Melanie Dressel, President and Chief Executive Officer of Columbia Banking System and Columbia Bank (NASDAQ: COLB) (“Columbia”) said today upon the release of Columbia's third quarter 2014 earnings, “I’m very pleased with our loan and deposit production during the third quarter. By remaining externally focused on organic growth, our bankers continue to deepen existing relationships as well as establish new ones.” Ms. Dressel continued, “Our entire team has also been hard at work preparing for the closing of the Intermountain Community Bancorp acquisition we announced during the third quarter. I’m pleased to report that we have received FDIC and state regulatory approvals and are proceeding toward a fourth quarter closing date.”

Significant Influences on the Quarter Ended September 30, 2014
Balance Sheet
Noncovered loans were $4.58 billion at September 30, 2014, up $126.5 million, or 3% from $4.45 billion at June 30, 2014. The increase in noncovered loans was driven mostly by originations, which were over $250 million during the current quarter. Securities were $1.64 billion at September 30, 2014, an increase of $21.1 million, or 1% from $1.62 billion at June 30, 2014.
Total deposits at September 30, 2014 were $6.24 billion, an increase of $259.3 million, or 4% from $5.99 billion at June 30, 2014 as balances trend toward seasonal peaks. Compared to year end 2013, total deposits have increased $284.9 million. Core deposits comprised 96% of total deposits and were $5.99 billion at September 30, 2014. The average rate on interest bearing liabilities for the quarter was 0.09% compared to 0.10% for the second quarter of 2014.

Asset Quality
At September 30, 2014, nonperforming assets to noncovered assets were 0.53% or $38.4 million, down from 0.65%, or $45.8 million, at June 30, 2014. Nonaccrual loans decreased $2.6 million during the third quarter driven by payments of $4.3 million, the return of $2.0 million of nonaccrual loans to accrual status, charge-offs of $1.0 million, and $512 thousand of loans transferred to other real estate owned ("OREO"), partially offset by $5.2 million of new nonaccrual loans. Noncovered OREO and other personal property owned ("OPPO") decreased by $4.9 million during the third quarter, primarily due to $4.7 million in sales and $630 thousand in write-downs, partially offset by the previously mentioned $512 thousand transferred from loans.

The following table sets forth, at the dates indicated, information regarding noncovered nonaccrual loans and total noncovered nonperforming assets:

	September 30, 2014	June 30, 2014	December 31, 2013
	(in thousands)
Nonaccrual noncovered loans:
Commercial business	$11,490	$11,484	$12,609
Real estate:
One-to-four family residential	3,513	3,024	2,667
Commercial and multifamily residential	8,468	11,039	11,043
Total real estate	11,981	14,063	13,710
Real estate construction:
One-to-four family residential	1,031	1,040	3,705
Total real estate construction	1,031	1,040	3,705
Consumer	3,496	4,026	3,991
Total nonaccrual loans	27,998	30,613	34,015
Noncovered other real estate owned and other personal property owned	10,352	15,203	23,918
Total nonperforming noncovered assets	$38,350	$45,816	$57,933
The following table provides an analysis of the Company's allowance for loan and lease losses ("ALLL") at the dates and the periods indicated:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
	(in thousands)
Beginning balance	$49,494	$51,698	$52,280	$52,244
Charge-offs:
Commercial business	(1,348)	(755)	(3,298)	(3,030)
One-to-four family residential real estate	—	(47)	(207)	(191)
Commercial and multifamily residential real estate	(7)	(657)	(2,993)	(2,054)
One-to-four family residential real estate construction	—	—	—	(133)
Consumer	(620)	(453)	(2,256)	(1,262)
Total charge-offs	(1,975)	(1,912)	(8,754)	(6,670)
Recoveries:
Commercial business	356	854	2,558	1,319
One-to-four family residential real estate	63	39	103	180
Commercial and multifamily residential real estate	140	332	716	509
One-to-four family residential real estate construction	20	461	504	2,649
Consumer	340	112	931	353
Total recoveries	919	1,798	4,812	5,010
Net charge-offs	(1,056)	(114)	(3,942)	(1,660)
Provision for loan and lease losses	1,500	4,260	1,600	5,260
Ending balance	$49,938	$55,844	$49,938	$55,844

Columbia's allowance for loan losses to nonperforming, noncovered loans ratio was 178% at September 30, 2014, up from 162% at June 30, 2014. The increase in this ratio was caused by a decrease in nonperforming, noncovered loans. The allowance for noncovered loan losses to period end loans was 1.09% at September 30, 2014 compared to 1.11% at June 30, 2014. Excluding acquired loans, the allowance at September 30, 2014 represented 1.27% of noncovered loans, compared to 1.58% of noncovered loans at December 31, 2013. The allowance to noncovered loans, excluding acquired loans is a non-GAAP financial measure. See section titled "Non-GAAP Financial Measures" on the last pages of this earnings release for the reconciliation of the allowance to noncovered loans, excluding acquired loans. The decline reflects strong organic loan growth as well as continued improvement in the Company's asset quality metrics.
For the third quarter of 2014, Columbia had a provision of $1.5 million for noncovered loans. For the comparable quarter last year the company had a provision of $4.3 million. The provision recorded during the current quarter was driven by the combination of growth in the noncovered loan portfolio and $1.1 million in net loan charge-offs experienced in the quarter.

Net Interest Margin ("NIM")
Columbia's net interest margin (tax equivalent) of 4.85% for the third quarter of 2014 was consistent with the linked quarter margin of 4.86%. Compared to the third quarter of 2013, Columbia's net interest margin decreased 52 basis points from 5.37%, primarily due to lower incremental accretion on acquired loans, which was $17.4 million for the prior year quarter, and only $9.4 million for the current quarter. Columbia's net interest margin for the current quarter and year-to-date period was favorably impacted by the correction of an immaterial error related to premium amortization on mortgage-backed securities. For more information on this correction, see paragraph titled "Correction of Immaterial Error Related to Prior Periods" within the section titled "Net Interest Income."
Columbia's operating net interest margin (tax equivalent)(1), which excludes the correction noted above, decreased to 4.22% for the third quarter of 2014, compared to 4.27% for the second quarter of 2014. The decrease from the second quarter of 2014 was primarily due to the current quarter having a higher average balance in lower yielding overnight funds. Compared to the third quarter of 2013, the operating net interest margin decreased 19 basis points from 4.41% primarily due to the continuing low interest rate environment.
The following table shows the impact to interest income resulting from accretion of income on acquired loan portfolios as well as the net interest margin and operating net interest margin for the periods presented:

	Three Months Ended		Nine Months Ended
	September 30, 2014	September 30, 2013	September 30, 2014	September 30, 2013
	(dollars in thousands)
Incremental accretion income due to:
FDIC acquired impaired loans	$4,205	$7,063	$16,428	$23,275
Other FDIC acquired loans	175	266	474	1,974
Other acquired loans	5,040	10,025	16,136	19,660
Incremental accretion income	$9,420	$17,354	$33,038	$44,909

Net interest margin (tax equivalent)	4.85%	5.37%	4.86%	5.21%
Operating net interest margin (tax equivalent) (1)	4.22%	4.41%	4.23%	4.33%
__________
(1) Operating net interest margin (tax equivalent) is a non-GAAP financial measure. See section titled "Non-GAAP Financial Measures" on the last pages of this earnings release for the reconciliation of operating net interest margin to net interest margin.

Impact of FDIC Acquired Loan Accounting
The following table illustrates the impact to earnings associated with Columbia's FDIC acquired loan portfolios:

FDIC Acquired Loan Activity

	Three Months Ended		Nine Months Ended
	September 30, 2014	September 30, 2013	September 30, 2014	September 30, 2013
	(in thousands)
Incremental accretion income on FDIC acquired impaired loans	$4,205	$7,063	$16,428	$23,275
Incremental accretion income on other FDIC acquired loans	175	266	474	1,974
Recapture (provision) for losses on covered loans	520	947	(3,419)	1,679
Change in FDIC loss-sharing asset	(4,816)	(11,826)	(14,685)	(35,446)
FDIC clawback liability benefit (expense)	(201)	188	(302)	(242)
Pre-tax earnings impact	$(117)	$(3,362)	$(1,504)	$(8,760)

The incremental accretion income on FDIC acquired impaired loans in the table above represents the amount of income recorded on acquired loans above the contractual rate stated in the individual loan notes and stems from the discount established at the time these loan portfolios were acquired. At September 30, 2014, the accretable yield on acquired impaired loans was $80.5 million. The accretable yield represents income to be recorded by Columbia over the remaining life of the acquired loans. Accretable yield is subject to change based upon expected future loan cash flows, which are remeasured by Columbia on a quarterly basis.
The $520 thousand net recapture of provision for losses on covered loans in the current period is substantially offset by an 80%, or $416 thousand, expense to the change in the FDIC loss-sharing asset, resulting in a positive net pre-tax earnings impact of $104 thousand. The provision for losses on covered loans was primarily due to improving credit quality on covered loans resulting in increased expected future cash flows as remeasured during the current quarter when compared to the prior quarter's remeasurement.
The $4.8 million change in the FDIC loss-sharing asset in the current quarter negatively affected noninterest income and consists of $4.0 million of amortization expense, the $416 thousand adjustment described above and $408 thousand of other expense primarily related to covered other real estate owned. With the expiration of our two most significant loss-share agreements subsequent to the first quarter of 2015, the amortization of our loss-sharing asset will continue to decline.
Third Quarter 2014 Results
Net Interest Income
Net interest income for the third quarter of 2014 was $76.2 million, an increase of $1.1 million compared to the second quarter of 2014. This increase was primarily due to the correction noted below, partially offset by lower interest income on loans. Compared to the third quarter of 2013, net interest income decreased by $4.2 million from $80.4 million. The decrease from the prior year period is primarily due to the $7.9 million decrease in incremental accretion on acquired loans, partially offset by the correction noted below. For additional information regarding net interest income, see "Average Balances and Rates" tables.

Correction of Immaterial Error Related to Prior Periods
During the three months ended September 30, 2014, the Company made a $2.6 million adjustment which increased interest income on taxable securities as a result of identifying that the premium amortization related to the Company's mortgage-backed securities, as calculated by a third-party provider, was not being amortized utilizing the preferred method under accounting principles generally accepted in the United States. The adjustment reflects the one-time correction necessary to change the accounting for premium amortization to be in conformity with the interest method. Based upon an evaluation of all relevant factors, management believes the correcting adjustment did not have a material impact on the Company's current quarter, current year-to-date, or previously reported results.

Noninterest Income
Total noninterest income was $15.9 million for the third quarter of 2014, compared to $7.6 million for the third quarter of 2013. The increase from the prior year period was due to the expense recorded for the change in FDIC loss-sharing asset, which was $7.0 million less in the current quarter compared to the third quarter of 2013. In addition, the Company recorded a gain of $565 thousand related to the deposit premium realized on its sale of three branches to Sound Community Bancorp during the current quarter.
Compared to the second quarter of 2014, noninterest income before change in loss-sharing asset increased $1.1 million, due to an increase of $464 thousand in service charges and other fees as well as the gain of $565 thousand related to the branch sale.

The change in the FDIC loss-sharing asset is a significant component of noninterest income. The following table reflects the income statement components of the change in the FDIC loss-sharing asset for the three and six month periods indicated:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2014	2013	2014	2013
	(in thousands)
Adjustments reflected in income
Amortization, net	(3,992)	(9,890)	(16,208)	(29,470)
Loan impairment (recapture)	(416)	(758)	2,735	(1,343)
Sale of other real estate	(383)	(1,479)	(2,104)	(5,076)
Write-downs of other real estate	67	220	860	373
Other	(92)	81	32	70
Change in FDIC loss-sharing asset	$(4,816)	$(11,826)	$(14,685)	$(35,446)
Noninterest Expense
Total noninterest expense for the third quarter of 2014 was $60.0 million, a decrease of $4.7 million, or 7% from $64.7 million for the same quarter in 2013. The decrease from the prior year period was primarily due to lower acquisition-related expenses of $3.2 million for the current quarter compared to $7.6 million for the prior year period. In addition to the reduction in acquisition-related cost, an increase in OREO benefit from $777 thousand in the third quarter of 2013 to $1.3 million in the current quarter also contributed to lower noninterest expense for the current quarter. Of the $3.2 million in acquisition-related expenses recorded during the current quarter, $2.8 million related to the West Coast Bancorp acquisition and the remaining $459 thousand related to the recently announced Intermountain Community Bancorp transaction. The majority of the West Coast acquisition-related expenses recorded in the current quarter stemmed from the resolution of contract terminations. Compared to the second quarter of 2014, noninterest expense increased $2.2 million, primarily due to a $2.6 million increase in acquisition-related expenses.
Organizational Update
Melanie Dressel commented, “We are pleased with the successful integration of West Coast, and are well prepared for the addition of Intermountain to the Columbia family, thanks to the diligent efforts of both teams of employees. We continue to emphasize efficiencies designed to improve our financial performance, always keeping in mind our core value of customer service. During the quarter, we sold three Olympic Peninsula branches to Sound Community Bank, and consolidated and relocated our Clackamas, Oregon branches to a more convenient new location."
Most Powerful Women in Banking
For the sixth time, Melanie Dressel was named one of the Most Powerful Women in Banking for 2014 by American Banker Magazine. She ranked 15th on the annual list, which evaluates each candidate on her impact at her company, on the industry and in the community, leadership skills in the face of professional challenges, and qualities such as innovation.
Conference Call Information
Columbia's management will discuss the third quarter 2014 results on a conference call scheduled for Thursday, October 23, 2014 at 1:00 p.m. PDT (4:00 pm EDT). Interested parties may listen to this discussion by calling 1-866-378-3802; Conference ID code #19405351.

A conference call replay will be available from approximately 4:00 p.m. PDT on October 23, 2014 through midnight PDT on October 30, 2014. The conference call replay can be accessed by dialing 1-855-859-2056 and entering Conference ID code #19405351.

About Columbia
Headquartered in Tacoma, Washington, Columbia Banking System, Inc. is the holding Company of Columbia State Bank, a Washington state-chartered full-service commercial bank, with 76 branches in Washington and 59 in Oregon. For the eighth consecutive year, the bank was named in 2014 as one of Puget Sound Business Journal's "Washington's Best Workplaces."

More information about Columbia can be found on its website at www.columbiabank.com.
# # #

Note Regarding Forward-Looking Statements
This news release includes forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which management believes are a benefit to shareholders. These forward looking statements describe Columbia's management's expectations regarding future events and developments such as future operating results, growth in loans and deposits, continued success of Columbia's style of banking and the strength of the local economy. The words “will,” “believe,” “expect,” “intend,” “should,” and “anticipate” and words of similar construction are intended in part to help identify forward looking statements. Future events are difficult to predict, and the expectations described above are necessarily subject to risk and uncertainty that may cause actual results to differ materially and adversely. In addition to discussions about risks and uncertainties set forth from time to time in Columbia's filings with the Securities and Exchange Commission, available at the SEC's website at www.sec.gov and the Company's website at www.columbiabank.com, including the “Risk Factors,” “Business” and “Management's Discussion and Analysis of Financial Condition and Results of

Operations” sections of our annual reports on Form 10-K and quarterly reports on Form 10-Q, factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, among others, the following: (1) local, national and international economic conditions may be less favorable than expected or have a more direct and pronounced effect on Columbia than expected and adversely affect Columbia's ability to continue its internal growth at historical rates and maintain the quality of its earning assets; (2) changes in interest rates may reduce interest margins more than expected and negatively affect funding sources; (3) projected business increases following strategic expansion or opening or acquiring new branches may be lower than expected; (4) costs or difficulties related to the integration of acquisitions may be greater than expected; (5) competitive pressure among financial institutions may increase significantly; and (6) legislation or regulatory requirements or changes may adversely affect the businesses in which Columbia is engaged. We believe the expectations reflected in our forward-looking statements are reasonable, based on information available to us on the date hereof. However, given the described uncertainties and risks, we cannot guarantee our future performance or results of operations and you should not place undue reliance on these forward-looking statements. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. The factors noted above and the risks and uncertainties described in our SEC filings should be considered when reading any forward-looking statements in this release.

FINANCIAL STATISTICS
Columbia Banking System, Inc.	Three Months Ended				Nine Months Ended
Unaudited	September 30,				September 30,
	2014		2013		2014		2013
Earnings	(dollars in thousands except per share amounts)
Net interest income	$76,220		$80,415		$225,284		$213,886
Provision for loan and lease losses	$1,500		$4,260		$1,600		$5,260
Provision (recapture) for losses on covered loans, net (1)	$(520)		$(947)		$3,419		$(1,679)
Noninterest income	$15,930		$7,622		$44,565		$16,088
Noninterest expense	$59,982		$64,714		$175,132		$167,267
Acquisition-related expense (included in noninterest expense)	$3,238		$7,621		$4,876		$17,578
Net income	$21,583		$13,276		$62,654		$40,043
Per Common Share
Earnings (basic)	$0.41		$0.26		$1.20		$0.84
Earnings (diluted)	$0.41		$0.25		$1.18		$0.83
Book value	$20.78		$20.35		$20.78		$20.35
Averages
Total assets	$7,337,306		$7,048,864		$7,237,459		$6,345,006
Interest-earning assets	$6,451,660		$6,101,960		$6,345,909		$5,580,871
Loans, including covered loans	$4,770,443		$4,504,040		$4,652,157		$4,018,240
Securities	$1,585,996		$1,512,292		$1,637,766		$1,411,397
Deposits	$6,110,809		$5,837,018		$5,994,608		$5,224,081
Interest-bearing deposits	$3,847,730		$3,805,260		$3,809,546		$3,514,549
Interest-bearing liabilities	$3,889,233		$3,898,997		$3,886,180		$3,614,742
Noninterest-bearing deposits	$2,263,079		$2,031,758		$2,185,062		$1,709,532
Shareholders' equity	$1,099,512		$1,036,134		$1,084,049		$952,949
Financial Ratios
Return on average assets	1.18%		0.75%		1.15%		0.84%
Return on average common equity	7.86%		5.13%		7.71%		5.61%
Average equity to average assets	14.99%		14.70%		14.98%		15.02%
Net interest margin (tax equivalent)	4.85%		5.37%		4.86%		5.21%
Efficiency ratio (tax equivalent) (2)	63.33%		71.88%		63.16%		70.93%
Operating efficiency ratio (tax equivalent) (3)	63.81%		65.03%		64.26%		65.00%

	September 30,				December 31,
Period end	2014		2013		2013
Total assets	$7,466,081		$7,150,297		$7,161,582
Covered assets, net	$237,500		$314,898		$289,790
Loans, excluding covered loans, net	$4,579,178		$4,193,732		$4,219,451
Allowance for noncovered loan and lease losses	$49,938		$55,844		$52,280
Securities, including Federal Home Loan Bank stock	$1,643,003		$1,602,484		$1,696,640
Deposits	$6,244,401		$5,948,967		$5,959,475
Core deposits	$5,990,118		$5,662,958		$5,696,357
Shareholders' equity	$1,096,211		$1,045,797		$1,053,249
Nonperforming, noncovered assets
Nonaccrual loans	$27,998		$35,961		$34,015
Other real estate owned ("OREO") and other personal property owned ("OPPO")	10,352		23,641		23,918
Total nonperforming, noncovered assets	$38,350		$59,602		$57,933
Nonperforming assets to period-end noncovered loans + OREO and OPPO	0.84%		1.41%		1.37%
Nonperforming loans to period-end noncovered loans	0.61%		0.86%		0.81%
Nonperforming assets to period-end noncovered assets	0.53%		0.87%		0.84%
Allowance for loan and lease losses to period-end noncovered loans	1.09%		1.33%		1.24%
Allowance for loan and lease losses to nonperforming noncovered loans	178.36%		155.29%		153.70%
Net noncovered loan charge-offs	$3,942	(4)	$1,660	(5)	$3,124	(6)

(1) Provision(recapture) for losses on covered loans was partially offset by $416 thousand and $758 thousand in expense recorded to Change in FDIC loss-sharing asset in the Consolidated Statements of Income for the three months ended September 30, 2014 and 2013, respectively. For the nine months ended September 30, 2014 and 2013, provision(recapture) for losses on covered loans was partially offset by $2.7 million in income and $1.3 million in expense, respectively.

(2) Noninterest expense divided by the sum of net interest income on a tax equivalent basis and noninterest income on a tax equivalent basis.
(3) The operating efficiency ratio (tax equivalent) is a non-GAAP financial measure. See section titled "Non-GAAP Financial Measures" on the last pages of this earnings release for the reconciliation of the operating efficiency ratio (tax equivalent) to the efficiency ratio (tax equivalent). During the second quarter of 2014, the methodology was changed to now exclude Washington state Business and Occupation ("B&O") taxes. Amounts presented in prior periods have been adjusted to conform with the current methodology.

(4) For the nine months ended September 30, 2014.
(5) For the nine months ended September 30, 2013.
(6) For the twelve months ended December 31, 2013.

FINANCIAL STATISTICS
Columbia Banking System, Inc.
Unaudited	September 30,		December 31,
	2014		2013
Loan Portfolio Composition	(dollars in thousands)
Noncovered loans:
Commercial business	$1,829,393	40.0%	$1,561,782	37.0%
Real estate:
One-to-four family residential	108,743	2.4%	108,317	2.6%
Commercial and multifamily residential	2,144,044	46.8%	2,080,075	49.2%
Total real estate	2,252,787	49.2%	2,188,392	51.8%
Real estate construction:
One-to-four family residential	73,882	1.6%	54,155	1.3%
Commercial and multifamily residential	137,366	3.0%	126,390	3.0%
Total real estate construction	211,248	4.6%	180,545	4.3%
Consumer	338,826	7.4%	357,014	8.5%
Subtotal loans	4,632,254	101.2%	4,287,733	101.6%
Less: Net unearned income	(53,076)	(1.2)%	(68,282)	(1.6)%
Total noncovered loans, net of unearned income	4,579,178	100.0%	4,219,451	100.0%
Less: Allowance for loan and lease losses	(49,938)		(52,280)
Noncovered loans, net	4,529,240		4,167,171
Covered loans, net of allowance for loan losses of ($17,933) and ($20,174), respectively	225,911		277,671
Total loans, net	$4,755,151		$4,444,842
Loans held for sale	$949		$735

	September 30,		December 31,
	2014		2013
Deposit Composition	(dollars in thousands)
Core deposits:
Demand and other non-interest bearing	$2,352,210	37.6%	$2,171,703	36.4%
Interest bearing demand	1,192,094	19.1%	1,170,006	19.6%
Money market	1,640,618	26.3%	1,569,261	26.3%
Savings	547,853	8.8%	496,444	8.3%
Certificates of deposit less than $100,000	257,343	4.1%	288,943	4.9%
Total core deposits	5,990,118	95.9%	5,696,357	95.5%

Certificates of deposit greater than $100,000	173,644	2.8%	201,498	3.5%
Certificates of deposit insured by CDARS®	19,015	0.3%	19,488	0.3%
Brokered money market accounts	61,448	1.0%	41,765	0.7%
Subtotal	6,244,225	100.0%	5,959,108	100.0%
Premium resulting from acquisition date fair value adjustment	176		367
Total deposits	$6,244,401		$5,959,475

FINANCIAL STATISTICS
Columbia Banking System, Inc.
Unaudited

	September 30,		December 31,
	2014		2013
	OREO	OPPO	OREO	OPPO
OREO and OPPO Composition	(in thousands)
Covered	$11,589	$—	$12,093	$26
Noncovered	10,315	37	23,834	84
Total	$21,904	$37	$35,927	$110

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2014	2013	2014	2013
OREO and OPPO Earnings Impact	(in thousands)
Net cost (benefit) of operation of noncovered OREO	$(833)	$851	$224	$1,190
Net benefit of operation of covered OREO	(423)	(1,628)	(1,431)	(7,296)
Net benefit of operation of OREO	$(1,256)	$(777)	$(1,207)	$(6,106)

Noncovered OPPO cost (benefit), net	$3	$(29)	$(122)	$(125)
Covered OPPO cost (benefit), net	6	—	(13)	—
OPPO cost (benefit), net (1)	$9	$(29)	$(135)	$(125)

(1) OPPO cost (benefit), net is included in Other noninterest expense in the Consolidated Statements of Income.

The following table shows a summary of FDIC acquired loan accounting for the five most recent quarters:

	Three Months Ended
	September 30,	June 30,	March 31,	December 31,	September 30,
	2014	2014	2014	2013	2013
	(in thousands)
Expense to pre-tax earnings (1)	$(117)	$(635)	$(752)	$(1,248)	$(3,362)

Balance sheet components:
Covered loans, net of allowance	$225,911	$242,100	$260,158	$277,671	$302,160
Covered OREO	11,589	13,051	14,712	12,093	12,730
FDIC loss-sharing asset	23,492	27,981	36,837	39,846	53,559

(1) For details of the components of expense to pre-tax earnings related to FDIC acquired loan accounting, see previous table entitled "FDIC Acquired Loan Activity."

QUARTERLY FINANCIAL STATISTICS
Columbia Banking System, Inc.	Three Months Ended
Unaudited	September 30,	June 30,	March 31,	December 31,	September 30,
	2014	2014	2014	2013	2013
	(dollars in thousands except per share)
Earnings
Net interest income	$76,220	$75,124	$73,940	$77,209	$80,415
Provision (recapture) for loan and lease losses	$1,500	$600	$(500)	$(2,100)	$4,260
Provision (recapture) for losses on covered loans	$(520)	$1,517	$2,422	$(1,582)	$(947)
Noninterest income	$15,930	$14,627	$14,008	$10,612	$7,622
Noninterest expense	$59,982	$57,764	$57,386	$63,619	$64,714
Acquisition-related expense (included in noninterest expense)	$3,238	$672	$966	$7,910	$7,621
Net income	$21,583	$21,227	$19,844	$19,973	$13,276
Per Common Share
Earnings (basic)	$0.41	$0.40	$0.38	$0.39	$0.26
Earnings (diluted)	$0.41	$0.40	$0.37	$0.38	$0.25
Book value	$20.78	$20.71	$20.39	$20.50	$20.35
Averages
Total assets	$7,337,306	$7,229,187	$7,143,759	$7,192,084	$7,048,864
Interest-earning assets	$6,451,660	$6,339,102	$6,244,692	$6,269,894	$6,101,960
Loans, including covered loans	$4,770,443	$4,646,356	$4,537,107	$4,504,587	$4,504,040
Securities	$1,585,996	$1,645,993	$1,682,370	$1,662,720	$1,512,292
Deposits	$6,110,809	$5,968,881	$5,901,838	$6,003,657	$5,837,018
Interest-bearing deposits	$3,847,730	$3,807,710	$3,772,370	$3,839,060	$3,805,260
Interest-bearing liabilities	$3,889,233	$3,901,016	$3,868,060	$3,886,126	$3,898,997
Noninterest-bearing deposits	$2,263,079	$2,161,171	$2,129,468	$2,164,597	$2,031,758
Shareholders' equity	$1,099,512	$1,084,927	$1,067,353	$1,056,694	$1,036,134
Financial Ratios
Return on average assets	1.18%	1.17%	1.11%	1.11%	0.75%
Return on average common equity	7.86%	7.83%	7.45%	7.57%	5.13%
Average equity to average assets	14.99%	15.01%	14.94%	14.69%	14.70%
Net interest margin (tax equivalent)	4.85%	4.86%	4.85%	5.03%	5.37%
Period end
Total assets	$7,466,081	$7,297,458	$7,237,053	$7,161,582	$7,150,297
Covered assets, net	$237,500	$255,151	$274,896	$289,790	$314,898
Loans, excluding covered loans, net	$4,579,178	$4,452,674	$4,297,076	$4,219,451	$4,193,732
Allowance for noncovered loan and lease losses	$49,938	$49,494	$50,442	$52,280	$55,844
Securities	$1,643,003	$1,621,929	$1,671,594	$1,696,640	$1,602,484
Deposits	$6,244,401	$5,985,069	$6,044,416	$5,959,475	$5,948,967
Core deposits	$5,990,118	$5,735,047	$5,768,434	$5,696,357	$5,662,958
Shareholders' equity	$1,096,211	$1,092,151	$1,074,491	$1,053,249	$1,045,797
Nonperforming, noncovered assets
Nonaccrual loans	$27,998	$30,613	$36,397	$34,015	$35,961
OREO and OPPO	10,352	15,203	15,924	23,918	23,641
Total nonperforming, noncovered assets	$38,350	$45,816	$52,321	$57,933	$59,602
Nonperforming assets to period-end noncovered loans + OREO and OPPO	0.84%	1.03%	1.21%	1.37%	1.41%
Nonperforming loans to period-end noncovered loans	0.61%	0.69%	0.85%	0.81%	0.86%
Nonperforming assets to period-end noncovered assets	0.53%	0.65%	0.75%	0.84%	0.87%
Allowance for loan and lease losses to period-end noncovered loans	1.09%	1.11%	1.17%	1.24%	1.33%
Allowance for loan and lease losses to nonperforming noncovered loans	178.36%	161.68%	138.59%	153.70%	155.29%
Net noncovered loan charge-offs	$1,056	$1,548	$1,338	$1,464	$114

CONSOLIDATED STATEMENTS OF INCOME
Columbia Banking System, Inc.	Three Months Ended		Nine Months Ended
Unaudited	September 30,		September 30,
	2014	2013 (1)	2014	2013 (1)
	(in thousands except per share)
Interest Income
Loans	$65,903	$74,125	$198,448	$196,990
Taxable securities	8,545	4,935	21,679	14,059
Tax-exempt securities	2,624	2,483	7,913	7,289
Deposits in banks	61	56	105	290
Total interest income	77,133	81,599	228,145	218,628
Interest Expense
Deposits	713	929	2,194	3,072
Federal Home Loan Bank advances	80	135	309	(493)
Prepayment charge on Federal Home Loan Bank advances	—	—	—	1,548
Other borrowings	120	120	358	615
Total interest expense	913	1,184	2,861	4,742
Net Interest Income	76,220	80,415	225,284	213,886
Provision for loan and lease losses	1,500	4,260	1,600	5,260
Provision (recapture) for losses on covered loans, net	(520)	(947)	3,419	(1,679)
Net interest income after provision (recapture) for loan and lease losses	75,240	77,102	220,265	210,305
Noninterest Income
Service charges and other fees	14,254	13,357	40,980	34,511
Merchant services fees	2,104	2,070	6,014	5,934
Investment securities gains, net	33	—	552	462
Bank owned life insurance	956	904	2,897	2,610
Change in FDIC loss-sharing asset	(4,816)	(11,826)	(14,685)	(35,446)
Other	3,399	3,117	8,807	8,017
Total noninterest income	15,930	7,622	44,565	16,088
Noninterest Expense
Compensation and employee benefits	32,559	33,287	94,961	90,597
Occupancy	7,445	9,264	24,276	21,560
Merchant processing	1,080	951	3,058	2,660
Advertising and promotion	1,027	1,165	2,746	3,195
Data processing and communications	4,269	4,285	11,469	10,503
Legal and professional fees	2,905	2,421	7,377	9,975
Taxes, licenses and fees	1,156	1,446	3,387	4,037
Regulatory premiums	1,195	1,372	3,444	3,406
Net benefit of operation of other real estate	(1,256)	(777)	(1,207)	(6,106)
Amortization of intangibles	1,456	1,666	4,516	4,388
Other (1)	8,146	9,634	21,105	23,052
Total noninterest expense	59,982	64,714	175,132	167,267
Income before income taxes	31,188	20,010	89,698	59,126
Provision for income taxes	9,605	6,734	27,044	19,083
Net Income	$21,583	$13,276	$62,654	$40,043
Earnings per common share
Basic	$0.41	$0.26	$1.20	$0.84
Diluted	$0.41	$0.25	$1.18	$0.83
Dividends paid per common share	$0.28	$0.10	$0.64	$0.30
Weighted average number of common shares outstanding	52,112	50,834	51,772	47,032
Weighted average number of diluted common shares outstanding	52,516	52,297	52,479	47,947
__________
(1) Reclassified to conform to the current period's presentation. The reclassification was limited to removing the separate line item for FDIC clawback liability expense within noninterest expense and including the prior period activity in the line item for other noninterest expense.

CONSOLIDATED BALANCE SHEETS
Columbia Banking System, Inc.
Unaudited			September 30,	December 31,
			2014	2013
			(in thousands)
ASSETS
Cash and due from banks			$157,817	$165,030
Interest-earning deposits with banks			105,631	14,531
Total cash and cash equivalents			263,448	179,561
Securities available for sale at fair value (amortized cost of $1,609,784 and $1,680,491, respectively)			1,611,411	1,664,111
Federal Home Loan Bank stock at cost			31,592	32,529
Loans held for sale			949	735
Loans, excluding covered loans, net of unearned income of ($53,076) and ($68,282), respectively			4,579,178	4,219,451
Less: allowance for loan and lease losses			49,938	52,280
Loans, excluding covered loans, net			4,529,240	4,167,171
Covered loans, net of allowance for loan losses of ($17,933) and ($20,174), respectively			225,911	277,671
Total loans, net			4,755,151	4,444,842
FDIC loss-sharing asset			23,492	39,846
Interest receivable			25,294	22,206
Premises and equipment, net			152,311	154,732
Other real estate owned ($11,589 and $12,093 covered by FDIC loss-share, respectively)			21,904	35,927
Goodwill			343,952	343,952
Other intangible assets, net			21,336	25,852
Other assets			215,241	217,289
Total assets			$7,466,081	$7,161,582
LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits:
Noninterest-bearing			$2,352,210	$2,171,703
Interest-bearing			3,892,191	3,787,772
Total deposits			6,244,401	5,959,475
Federal Home Loan Bank advances			6,578	36,606
Securities sold under agreements to repurchase			25,000	25,000
Other liabilities			93,891	87,252
Total liabilities			6,369,870	6,108,333
Commitments and contingent liabilities
	September 30,	December 31,
	2014	2013
Preferred stock (no par value)
Authorized shares	2,000	2,000
Issued and outstanding	9	9	2,217	2,217
Common stock (no par value)
Authorized shares	63,033	63,033
Issued and outstanding	52,649	51,265	862,912	860,562
Retained earnings			231,577	202,514
Accumulated other comprehensive loss			(495)	(12,044)
Total shareholders' equity			1,096,211	1,053,249
Total liabilities and shareholders' equity			$7,466,081	$7,161,582

AVERAGE BALANCES AND RATES
Columbia Banking System, Inc.
Unaudited
	Three Months Ended September 30,			Three Months Ended September 30,
	2014			2013
	Average Balances	Interest Earned / Paid	Average Rate	Average Balances	Interest Earned / Paid	Average Rate
	(dollars in thousands)
ASSETS
Loans, excluding covered loans, net (1) (4)	$4,517,606	$58,009	5.14%	$4,166,904	$61,567	5.91%
Covered loans, net (2)	252,837	8,412	13.31%	337,136	12,685	15.05%
Taxable securities (3)	1,224,608	8,545	2.79%	1,183,635	4,935	1.67%
Tax exempt securities (4)	361,388	4,118	4.56%	328,657	3,852	4.69%
Interest-earning deposits with banks	95,221	61	0.26%	85,628	56	0.26%
Total interest-earning assets	6,451,660	$79,145	4.91%	6,101,960	$83,095	5.45%
Other earning assets	131,887			124,477
Noninterest-earning assets	753,759			822,427
Total assets	$7,337,306			$7,048,864
LIABILITIES AND SHAREHOLDERS’ EQUITY
Certificates of deposit	$460,985	$288	0.25%	$548,396	$457	0.33%
Savings accounts	539,982	15	0.01%	484,336	27	0.02%
Interest-bearing demand	1,201,154	117	0.04%	1,132,009	126	0.04%
Money market accounts	1,645,609	293	0.07%	1,640,519	319	0.08%
Total interest-bearing deposits	3,847,730	713	0.07%	3,805,260	929	0.10%
Federal Home Loan Bank advances	16,503	80	1.95%	68,737	135	0.79%
Other borrowings	25,000	120	1.92%	25,000	120	1.92%
Total interest-bearing liabilities	3,889,233	$913	0.09%	3,898,997	$1,184	0.12%
Noninterest-bearing deposits	2,263,079			2,031,758
Other noninterest-bearing liabilities	85,482			81,975
Shareholders’ equity	1,099,512			1,036,134
Total liabilities & shareholders’ equity	$7,337,306			$7,048,864
Net interest income (tax equivalent)		$78,232			$81,911
Net interest margin (tax equivalent)			4.85%			5.37%

(1)
Nonaccrual loans have been included in the tables as loans carrying a zero yield. Amortized net deferred loan fees and net unearned discounts on certain acquired loans were included in the interest income calculations. The amortization of net deferred loan fees was $1.2 million and $783 thousand for the three months ended September 30, 2014 and 2013, respectively. The accretion of net unearned discounts on certain acquired loans was $5.2 million and $10.3 million for the three months ended September 30, 2014 and 2013, respectively.

(2)
Incremental accretion on acquired impaired loans is included in covered loan interest earned. The incremental accretion income on acquired impaired loans was $4.2 million and $7.1 million for the three months ended September 30, 2014 and 2013, respectively.

(3)
During the three months ended September 30, 2014, the Company recorded a $2.6 million reversal of premium amortization, which increased interest income on taxable securities. For more information on this adjustment, see paragraph titled "Correction of Immaterial Error Related to Prior Periods" within the section titled "Net Interest Income."

(4)
Yields on a fully tax equivalent basis. The tax equivalent yield adjustment to interest earned on noncovered loans was $518 thousand and $127 thousand for the three months ended September 30, 2014 and 2013, respectively. The tax equivalent yield adjustment to interest earned on tax exempt securities was $1.5 million and $1.4 million for the three months ended September 30, 2014 and 2013, respectively.

AVERAGE BALANCES AND RATES
Columbia Banking System, Inc.
Unaudited
	Nine Months Ended September 30,			Nine Months Ended September 30,
	2014			2013
	Average Balances	Interest Earned / Paid	Average Rate	Average Balances	Interest Earned / Paid	Average Rate
	(dollars in thousands)
ASSETS
Loans, excluding covered loans, net (1) (4)	$4,380,704	$169,761	5.17%	$3,645,423	$155,611	5.69%
Covered loans, net (2)	271,453	29,986	14.73%	372,817	41,750	14.93%
Taxable securities (3)	1,278,295	21,679	2.26%	1,099,670	14,059	1.70%
Tax exempt securities (4)	359,471	12,419	4.61%	311,727	11,310	4.84%
Interest-earning deposits with banks	55,986	105	0.25%	151,234	290	0.26%
Total interest-earning assets	6,345,909	$233,950	4.92%	5,580,871	$223,020	5.33%
Other earning assets	129,819			106,322
Noninterest-earning assets	761,731			657,813
Total assets	$7,237,459			$6,345,006
LIABILITIES AND SHAREHOLDERS’ EQUITY
Certificates of deposit	$481,370	$975	0.27%	$540,674	$1,572	0.39%
Savings accounts	527,183	42	0.01%	430,134	71	0.02%
Interest-bearing demand	1,185,831	340	0.04%	1,011,570	458	0.06%
Money market accounts	1,615,162	837	0.07%	1,532,171	971	0.08%
Total interest-bearing deposits	3,809,546	2,194	0.08%	3,514,549	3,072	0.12%
Federal Home Loan Bank advances (5)	51,634	309	0.80%	60,791	1,055	2.31%
Other borrowings	25,000	358	1.91%	39,402	615	2.08%
Total interest-bearing liabilities	3,886,180	$2,861	0.10%	3,614,742	$4,742	0.17%
Noninterest-bearing deposits	2,185,062			1,709,532
Other noninterest-bearing liabilities	82,168			67,783
Shareholders’ equity	1,084,049			952,949
Total liabilities & shareholders’ equity	$7,237,459			$6,345,006
Net interest income (tax equivalent)		$231,089			$218,278
Net interest margin (tax equivalent)			4.86%			5.21%

(1)
Nonaccrual loans have been included in the tables as loans carrying a zero yield. Amortized net deferred loan fees and net unearned discounts on certain acquired loans were included in the interest income calculations. The amortization of net deferred loan fees was $3.3 million and $2.3 million for the nine months ended September 30, 2014 and 2013, respectively. The accretion of net unearned discounts on certain acquired loans was $16.6 million and $21.6 million for the nine months ended September 30, 2014 and 2013, respectively.

(2)
Incremental accretion on acquired impaired loans is included in covered loan interest earned. The incremental accretion income on acquired impaired loans was $16.4 million and $23.3 million for the nine months ended September 30, 2014 and 2013, respectively.

(3)
During the nine months ended September 30, 2014, the Company recorded a $2.6 million reversal of premium amortization, which increased interest income on taxable securities. For more information on this adjustment, see paragraph titled "Correction of Immaterial Error Related to Prior Periods" within the section titled "Net Interest Income."

(4)
Yields on a fully tax equivalent basis. The tax equivalent yield adjustment to interest earned on noncovered loans was $1.3 million and $371 thousand for the nine months ended September 30, 2014 and 2013, respectively. The tax equivalent yield adjustment to interest earned on tax exempt securities was $4.5 million and $4.0 million for the nine months ended September 30, 2014 and 2013, respectively.

(5)
Federal Home Loan Bank advances includes a prepayment charge of $1.5 million during the six months ended June 30, 2013. As a result of the prepayment, the Company recorded $874 thousand in premium amortization, which partially offset the impact of the prepayment charge.

Non-GAAP Financial Measures
The Company considers its operating net interest margin and operating efficiency ratios to be important measurements as they more closely reflect the ongoing operating performance of the Company. Despite the importance of the operating net interest margin and operating efficiency ratio to the Company, there are no standardized definitions for them and, as a result, the Company's calculations may not be comparable with other organizations. Also, there may be limits in the usefulness of these measure to investors. As a result, the Company encourages readers to consider its consolidated financial statements in their entirety and not to rely on any single financial measure.
The following tables reconcile the Company's calculation of the operating net interest margin and operating efficiency ratio:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
Operating net interest margin non-GAAP reconciliation:	(dollars in thousands)
Net interest income (tax equivalent) (1)	$78,232	$81,911	$231,089	$218,278
Adjustments to arrive at operating net interest income (tax equivalent):
Incremental accretion income on FDIC acquired impaired loans	(4,205)	(7,063)	(16,428)	(23,275)
Incremental accretion income on other FDIC acquired loans	(175)	(266)	(474)	(1,974)
Incremental accretion income on other acquired loans	(5,040)	(10,025)	(16,136)	(19,660)
Premium amortization on acquired securities	1,454	2,427	4,633	5,481
Correction of error - securities premium amortization and discount accretion	(2,622)	—	(2,622)	—
Interest reversals on nonaccrual loans	423	326	1,103	721
Prepayment charges on FHLB advances	—	—	—	1,548
Operating net interest income (tax equivalent) (1)	$68,067	$67,310	$201,165	$181,119
Average interest earning assets	$6,451,660	$6,101,960	$6,345,909	$5,580,871
Net interest margin (tax equivalent) (1)	4.85%	5.37%	4.86%	5.21%
Operating net interest margin (tax equivalent) (1)	4.22%	4.41%	4.23%	4.33%

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
Operating efficiency ratio non-GAAP reconciliation:	(dollars in thousands)
Noninterest expense (numerator A)	$59,982	$64,714	$175,132	$167,267
Adjustments to arrive at operating noninterest expense:
Acquisition-related expenses	(3,238)	(7,621)	(4,876)	(17,578)
Net benefit of operation of OREO and OPPO	1,247	806	1,342	6,231
FDIC clawback liability benefit (expense)	(201)	188	(302)	(242)
Loss on asset disposals	(106)	—	(557)	(34)
State of Washington Business and Occupation ("B&O") taxes	(1,069)	(1,363)	(3,116)	(3,818)
Operating noninterest expense (numerator B)	$56,615	$56,724	$167,623	$151,826

Net interest income (tax equivalent) (1)	$78,232	$81,911	$231,089	$218,278
Noninterest income	15,930	7,622	44,565	16,088
Bank owned life insurance tax equivalent adjustment	544	498	1,649	1,439
Total revenue (tax equivalent) (denominator A)	$94,706	$90,031	$277,303	$235,805

Operating net interest income (tax equivalent) (1)	$68,067	$67,310	$201,165	$181,119
Adjustments to arrive at operating noninterest income (tax equivalent):
Investment securities gains, net	(33)	—	(552)	(462)
Gain on asset disposals	(28)	(26)	(78)	(67)
Gain related to branch sale deposit premium	(565)	—	(565)	—
Change in FDIC loss-sharing asset	4,816	11,826	14,685	35,446
Operating noninterest income (tax equivalent)	20,664	19,920	59,704	52,444
Total operating revenue (tax equivalent) (denominator B)	$88,731	$87,230	$260,869	$233,563
Efficiency ratio (tax equivalent) (numerator A/denominator A)	63.33%	71.88%	63.16%	70.93%
Operating efficiency ratio (tax equivalent) (numerator B/denominator B)	63.81%	65.03%	64.26%	65.00%
__________
(1) Tax-exempt interest income has been adjusted to a tax equivalent basis. The amount of such adjustment was an addition to net interest income of  $2.0 million and $1.5 million for the three months ended September 30, 2014 and 2013, respectively, and $5.8 million and $4.4 million for the nine months ended September 30, 2014 and 2013, respectively.

Non-GAAP Financial Measures - Continued
The Company considers its ratio of allowance for loan and lease losses to period-end noncovered loans, excluding acquired loans to be an important measurement it more closely reflects the ongoing allowance coverage and provides a ratio that is more comparable to other bank holding companies that have not had similar acquisitions. Despite the importance of this ratio to the Company, there are no standardized definitions for it and, as a result, the Company's calculations may not be comparable with other organizations. Also, there may be limits in the usefulness of this measure to investors. As a result, the Company encourages readers to consider its consolidated financial statements in their entirety and not to rely on any single financial measure.
The following table reconciles the Company's calculation of the allowance for loan and lease losses to period-end noncovered loans, excluding acquired loans:

	September 30,	December 31,
	2014	2013
	(dollars in thousands)
Allowance for loan and lease losses (numerator a)	$49,938	$52,280
Less: Allowance for loan and lease losses attributable to acquired loans	(3,943)	(4,188)
Equals: Allowance for noncovered loans, excluding acquired loans (numerator b)	$45,995	48,092

Loans, excluding covered loans, net of unearned income (denominator a)	$4,579,178	$4,219,451
Less: Acquired loans, net of unearned income	(943,643)	(1,181,542)
Equals: Loans, excluding covered loans and acquired loans, net of unearned income (denominator b)	$3,635,535	$3,037,909

Allowance for loan and lease losses to period-end noncovered loans (numerator a/denominator a)	1.09%	1.24%
Allowance for loan and lease losses to period-end noncovered loans, excluding acquired loans (numerator b/denominator b)	1.27%	1.58%